ImmuCell Announces Financial Results for the First Half of 2008

PORTLAND, ME -- 08/04/2008 -- ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the three and six month periods ended June 30, 2008.

For the three-month period ended June 30, 2008, product sales increased by 4%, or $35,000, to $826,000 in comparison to the same period in 2007. For the six-month period ended June 30, 2008, product sales increased by 7%, or $157,000, to $2,457,000 in comparison to the same period in 2007.

"In this very challenging economic environment, we are gratified that our customers have rewarded us with an 8% increase in sales our lead product, First Defense®, during the six-month period ended June 30, 2008," commented Michael F. Brigham, President and CEO. "First Defense® sales continue to be seasonal with lower sales expected during the second and third quarters."

Product development expenses increased by 44%, or $130,000, to $423,000 during the three-month period ended June 30, 2008 in comparison to the same period in 2007. Product development expenses increased by 35%, or $195,000, to $755,000 during the six-month period ended June 30, 2008 in comparison to the same period in 2007.

The net loss was $(238,000) (or $(0.08) per share) during the three-month period ended June 30, 2008 in comparison to a net loss of $(60,000) (or $(0.02) per share) during the same period in 2007. Technology licensing revenue decreased by $158,000 (100%) and product development expenses increased by $130,000 during the comparable periods.

The net loss was $(160,000) (or $(0.06) per share) during the six-month period ended June 30, 2008 in contrast to net income of $237,000 (or $0.08 per diluted share) during the same period in 2007. Technology licensing revenue decreased by $316,000 (100%) and product development expenses increased by $195,000 during the comparable periods.

"Our net loss reflects our strategic decision to make a significant and controlled investment in the development of Mast Out®, which entered into its pivotal effectiveness trial during the second quarter," commented Dr. Joseph H. Crabb, Vice President and Chief Scientific Officer.

Cash, cash equivalents and short-term investments increased by 5%, or $283,000, to $5,695,000 at June 30, 2008 as compared to $5,412,000 at December 31, 2007. Stockholders' equity decreased by 1%, or $106,000, to $9,951,000 at June 30, 2008 as compared to $10,057,000 at December 31, 2007. The Company had 2,895,000 shares of common stock outstanding as of June 30, 2008.

                                         (Unaudited)       (Unaudited)
                                       Three Months Ended Six Months Ended
                                           June 30,          June 30,
                                        ----------------  ----------------
(In thousands, except per share
 amounts)                                 2008     2007     2008     2007
                                        -------  -------  -------  --------
Revenues:
Product Sales                           $   826  $   791  $ 2,457  $  2,300
Other Revenues                               --      168        5       335
                                        -------  -------  -------  --------
Total Revenues                              826      959    2,462     2,635

Cost and expenses:
Product costs                               447      511    1,261     1,141
Product development expenses                423      294      755       560
Selling, general and administrative
 expenses                                   351      307      772       656
                                        -------  -------  -------  --------
Total costs and expenses                  1,221    1,112    2,788     2,357
                                        -------  -------  -------  --------

Net operating (loss) income                (395)    (153)    (326)      278

Interest and other income                    56       70      116       146
                                        -------  -------  -------  --------

(Loss) income before income taxes          (339)     (83)    (210)      424
Income tax (benefit) expense               (101)     (23)     (50)      187
                                        -------  -------  -------  --------
Net (loss) income                       $  (238) $   (60) $  (160) $    237
                                        =======  =======  =======  ========

Net (loss) income per common share:
Basic                                   $ (0.08) $ (0.02) $ (0.06) $   0.08
Diluted                                 $ (0.08) $ (0.02) $ (0.06) $   0.08
                                        =======  =======  =======  ========

Weighted average common shares
 outstanding:
Basic                                     2,893    2,903    2,893     2,900
Diluted                                   2,893    2,903    2,893     3,066

                                          (Unaudited)
                                          At June 30,    At December 31,
(In thousands)                               2008             2007
                                        ---------------  ---------------
Cash, cash equivalents and short-term
 investments                            $         5,695  $         5,412
Total assets                                     10,302           10,412
Net working capital                               6,746            6,710
Stockholders' equity                    $         9,951  $        10,057

ImmuCell Corporation is a biotechnology company that is developing, manufacturing and selling products that improve animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at http://www.immucell.com.

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106